Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements and related Prospectuses of Marriott International, Inc.:

1.	Form S-8 No. 333-166703,

2.	Form S-8 No. 333-161194,

3.	Form S-8 No. 333-125216,

4.	Form S-8 No. 333-55350, and

5.	Form S-8 No. 333-36388;

of our reports dated February 16, 2012, with respect to the consolidated financial statements of Marriott International, Inc., and the effectiveness of internal control over financial reporting of Marriott International, Inc., included in this Annual Report (Form 10-K) of Marriott International, Inc. for the fiscal year ended December 30, 2011.

/s/ Ernst & Young LLP

McLean, Virginia
February 16, 2012